Exhibit 99.1

Press Release dated November 20, 2003

November 20, 2003

Contact:	Kevin Sipes
Chief Financial Officer
(502) 584-3600

FOR IMMEDIATE RELEASE

Republic Bancorp, Inc. Declares Special Dividend

LOUISVILLE, KY (November 20, 2003) – The Board of Directors of Republic Bancorp, Inc. (NASDAQ: RBCAA), holding company for Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana, has declared a special cash dividend of $0.253 per share on Class A Common Stock and $0.23 per share on Class B Common Stock, payable December 17, 2003 to shareholders of record as of December 2, 2003. The dividend will total $4.3 million.

“This special dividend is a way of rewarding our loyal shareholders for their support that contributed to the successful year we have experienced,” said Steve Trager, President and CEO.  “The timing of this special dividend allows our shareholders to benefit from the current, reduced federal tax rate on dividends, while allowing us to maintain a strong capital position for our future goals.  We remain humble in our success, yet unwavering in providing our associates, clients and shareholders with a Company that has a solid foundation for the future,” Trager concluded.

Republic’s net income for the first nine months of the year grew to $23.6 million, a 44% increase over the same period of 2002.  Third quarter net income was $6.3 million compared to $4.7 million for the same period of 2002, a 34% increase. In addition to the special dividend, the Company’s board of directors also declared a quarterly dividend of $0.066 per share for Class A shareholders and $0.06 per share for Class B shareholders.  These dividends are payable on January 16, 2004 to shareholders of record as of December 19, 2003.

Neighborhood Banking.  Republic Bancorp, Inc. has 31 banking centers and is the parent company of Republic Bank & Trust Company, with 28 banking centers in 7 Kentucky communities – Bowling Green, Elizabethtown, Frankfort, Lexington, Louisville, Owensboro and Shelbyville, with banking centers in Louisville and Georgetown under construction;  Republic Bank & Trust Company of Indiana with 2 banking centers in Clarksville and New Albany, Indiana, with one banking center under construction in Jeffersonville; and Refunds Now, a nationwide tax refund loan and check provider.  Republic Bank offers Internet banking at www.republicbank.com.  Republic Bank was the recipient of the 2002 Community Partnership Award from the Federal Home Loan Bank of Cincinnati.  Republic Bancorp, Inc. has $2 billion in assets and $1 billion in trust assets under custody and management.  Republic Bancorp, Inc., headquartered in Louisville, KY, is traded on the NASDAQ (RBCAA).